UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 14, 2016

CHROMADEX CORP.
 (Exact name of registrant as specified in its charter)

Delaware	000-53290	26-2940963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10005 Muirlands Boulevard, Suite G, Irvine, California, 92618
(Address of principal executive offices, including zip code)

(949) 419-0288
 (Registrant's telephone number, including area code)

Copies to:
Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On April 14, 2016, ChromaDex Analytics, Inc. (“ChromaDex”), a Nevada corporation and wholly owned subsidiary of ChromaDex Corporation, entered into a Lease Agreement (“Lease”), effective as of July 1, 2016, with Longmont Diagonal Investments LLC, a Delaware limited liability company (“Lessor”).  Pursuant to the Lease, ChromaDex will rent approximately 10,052 square feet of office and laboratory space at 1751 South Fordham Street Suite #F, Longmont, CO  80503 (“Premises’), which will serve as ChromaDex’s pilot plant facility.

The Lease provides for monthly base rent ranging from $8,586.08 to $11,517.92 for the Premises during July 1, 2016 to September 30, 2023.  In addition to the base rent, ChromaDex will pay operating expenses to the Lessor which is estimated to be $3,710.86 per month initially.  ChromaDex will also pay a security deposit of $175,000, subject to reduction over the term of the Lease.

The Lessor shall be responsible for tenant improvements up to a total maximum of $301,560.  ChromaDex is entitled to an additional tenant improvement allowance of $50,260 (“Additional Allowance”), however, ChromaDex shall reimburse the Lessor for the Additional Allowance as additional base rent amortized at 8% interest per annum over the term of the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease, a copy of which is filed herewith as an Exhibit and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

10.1              Lease Agreement, made as of April 14, 2016, by and between Longmont Diagonal Investments LLC and ChromaDex Analytics, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2016	CHROMADEX CORPORATION By: /s/ Frank L. Jaksch Jr Name: Frank L. Jaksch Jr. Title: Chief Executive Officer